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                                                                       Exhibit 2
                                VOTING AGREEMENT
                                ----------------

     This Voting Agreement is entered into on October 23, 2002 (this "Agreement") by and between Sky Financial Group, Inc., a financial holding company and an Ohio corporation ("Sky"), and Robert M. Kaye, a resident of New Jersey ("Kaye") (the "Control Shareholder").

     WHEREAS, the Control Shareholder owns 10,769,215 Common Shares, without par value (the "Common Shares"), of Metropolitan Financial Corp., a savings and loan holding company and an Ohio corporation ("Metropolitan"), (all shares of such stock now owned and that may hereafter be acquired by the Control Shareholder prior to the termination of this Agreement shall be referred to herein as the "Control Shares");

     WHEREAS, Sky and Metropolitan propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that Metropolitan will merge with and into Sky pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

     WHEREAS, it is a condition to the willingness of Sky to enter into the Merger Agreement that the Control Shareholder agrees, and in order to induce Sky to enter into the Merger Agreement, the Control Shareholder has agreed, to enter into this Agreement; and

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE 1
                            Voting of Control Shares
                            ------------------------

     1.1 Voting Agreement. The Control Shareholder hereby agrees that during the
         ----------------
time this Agreement is in effect, any meeting of the shareholders of Metropolitan, however called, and in any action by consent of the shareholders of Metropolitan, he shall vote the Control Shares: (i) in favor of the Merger and the Merger Agreement (as may be amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Metropolitan and any person or entity other than Sky, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Metropolitan under the Merger Agreement or that would result in any of the conditions to the obligations of Metropolitan under the Merger Agreement not being fulfilled.

     1.2 Election with Respect to Control Shares. The Control Shareholder hereby
         ---------------------------------------
agrees that he will disclose to the remaining Metropolitan shareholders, no later than twenty-one (21) days prior to the Effective Date, that he is making a Mixed Election with respect to all of the Control Shares and the ratio of cash and Sky Common Shares that the Control Shareholder will elect to receive in connection with the Merger.

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                                    ARTICLE 2
                         Representations and Warranties
                         ------------------------------

     The Control Shareholder hereby represents and warrants to Sky as follows:

     2.1 Authority Relative to this Agreement. He has all necessary power and
         ------------------------------------
authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Control Shareholder and constitutes a legal, valid and binding obligation of the Control Shareholder, enforceable against him in accordance with its terms.

     2.2 No Conflict.
         -----------

         (a) The execution and delivery of this Agreement by the Control Shareholder do not, and the performance of this Agreement by the Control Shareholder will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Control Shareholder or by which the Control Shares are bound, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Control Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Control Shareholder is a party or by which the Control Shareholder or any Control Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the performance by the Control Shareholder of his obligations under this Agreement.

         (b) The execution and delivery of this Agreement by the Control Shareholder do not, and the performance of this Agreement by the Control Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or Regulatory Authority.

     2.3 Title to the Control Shares. The Control Shareholder is the owner of
         ---------------------------
the number and class of Control Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, other than pursuant to (i) that certain Pledge Agreement, dated October 18, 2000, by Kaye in favor of Amboy National Bank, (ii) that certain Pledge Agreement, dated as of September 12, 2002, by Kaye in favor of Metropolitan and/or its subsidiary, Metropolitan Bank and Trust Company, and (iii) that certain Pledge Agreement, dated as of October 15, 2002, by Kaye in favor of Sky. The Control Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Control Shares. The Control Shareholder has sole voting power with respect to his Control Shares.

                                    ARTICLE 3
                                  Miscellaneous
                                  -------------

     3.1 Termination. This Agreement shall terminate on the earlier to occur of
         -----------
(i) the Effective Date of the Merger and (ii) the date of the termination of the Merger Agreement.

     3.2 Specific Performance. The Control Shareholder agrees that irreparable
         --------------------
damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Sky shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     3.3 Entire Agreement. This Agreement constitutes the entire agreement
         ----------------
between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

     3.4 Amendment. This Agreement may not be amended except by an instrument in
         ---------
writing signed by all the parties hereto.

     3.5 Severability. If any term or other provision of this Agreement is
         ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     3.6 Governing Law. This Agreement shall be governed by and construed in
         -------------
accordance with the law of the State of Ohio.

     3.7 Counterparts. This Agreement may be executed in counterparts, each of
         ------------
which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     3.8 Assignments. This Agreement shall not be assigned by operation of law
         -----------
or otherwise.

     3.9 Parties in Interest. This Agreement shall be binding upon and inure
         -------------------
solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

CONTROL SHAREHOLDER                           SKY FINANCIAL GROUP, INC.


By: /s/ Robert M. Kaye                        By  /s/ Marty E. Adams
    ------------------------------                --------------------------
         Robert M. Kaye                              Marty E. Adams
                                                     Chairman, President and CEO

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                                    EXHIBIT A
                                    ---------

         Name                               Number of Common Shares
         ----                               -----------------------

         Common Stock, No Par Value         10,769,215

                                      A-1